Axon Sues FTC for Alleged Violation of US Constitution

Seeks Due Process and Equal Protection in Federal Court for Review of Vievu Acquisition

Scottsdale, Ariz., January 3, 2020 — Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, today filed a lawsuit in Phoenix in the United States District Court for the District of Arizona against the US Federal Trade Commission (FTC). In its 29-page complaint, Axon asked the court to declare the FTC’s structure and administrative procedures unconstitutional, and enjoin the Commission from subjecting Axon to its unfair internal forum and instead adjudicate the legality of the Vievu acquisition in a federal court.

At dispute is the FTC’s use of an internal administrative proceeding that Axon alleges violates its Constitutional rights to Due Process and Equal Protection of law. In August 2018, Axon disclosed an FTC investigation into its acquisition of Vievu — a small, failing company acquired for only $7 million in cash and stock plus up to $6 million in potential earn-outs along with a holster supply agreement.

The complaint alleges that on December 23, 2019, the FTC issued an extraordinary ultimatum, demanding that Axon not only divest the assets acquired in the Vievu acquisition, but to also surrender its independently created intellectual property as part of a “blank check” to create a competing spin-off, or else face an unconstitutional proceeding in which the FTC serves the simultaneous roles of prosecutor, judge and jury. In other words, the FTC is seeking to deprive Axon of its intellectual property without Due Process, an unprecedented strong-arm position that should send a chilling message to the nation’s technology-based industries.

“No one should ever face the prospect of a government that can demand to seize your most precious assets without the ability to defend yourself in a fair and impartial court of law,” said Rick Smith, CEO and founder of Axon. “If the FTC believes it has a strong case against us, it should prove it in federal court before a neutral judge. Our action today seeks to ensure that will happen.”

In addition to demonstrating the FTC's alleged violation of Articles II and III of the U.S. Constitution, Axon’s complaint alleges that Vievu was a failing company (with a mountain of debt and only 3 days of cash) before its 2018 acquisition by Axon, and that the market for body cameras and digital evidence has remained competitive, with ten competitors winning at least 55 sizable agency deals since the acquisition.

“Our entire business serves the justice system. So, we understand the critical importance of the right to a fair and impartial trial before an unbiased court. We have unwavering resolve to seek justice,” concluded Smith.

A copy of Axon's Complaint is available at www.Axon.com/ftc.

About Axon

Axon is a global network of devices, apps, training and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to protect their communities. Our products impact every aspect of a public safety officer's day-to-day experience.

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